Exhibit 99.1

KOPIN PROVIDES BUSINESS UPDATE AND FIRST

QUARTER 2016 OPERATING RESULTS

•	Wearable Revenues Double Over Q1 2015

•	Solos™ Smart Eyewear on Track for Summer Shipment

•	Company Receives $15 million Payment Solidifying Strong Financial Position

•	Company enters P&S agreement to sell Korea facility for about $8.0 million

•	Company was selected by Prime Contractor for FWS-I program

WESTBOROUGH, Mass.— May 4, 2016 — (BUSINESS WIRE)— Kopin Corporation (KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the first quarter ended March 26, 2016.

“During the quarter we continued to make progress on the commercialization of our technology, particularly as it relates to our Whisper™ chip, the FWS military contract, and Solos™, our health & fitness sunglasses,” said Dr. John C.C. Fan, President and CEO of Kopin. “We have been working with several large Asian companies to integrate the Whisper chip into their products, and we expect to announce design wins late this year. In our military group we have been selected by a major U.S. Military prime contractor to supply eyepiece assemblies for the U.S. Army’s FWS-I program, the next generation of thermal weapon sights. Finally, the Solos direct marketing campaign is scheduled to launch this quarter, with unit delivery starting late this summer.”

“Our wearable revenues doubled in Q1 2016 compared to the same period last year, a direct result of our strategic focus on wearables. The increase came primarily from display shipments for headsets used for drone racing and health and fitness products. In January 2016, we received the final installment of $15 million from the 2013 sale of our III-V product line and investment in Kopin Taiwan Corporation which further strengthens our already solid balance sheet. We also entered into a purchase and sale agreement to sell our Korea facility for approximately $8.0 million depending on the exchange rate. We expect the sale to be completed in the second quarter of 2016. Our Korean facility produced display products that went into camcorders and digital still cameras, markets we have been exiting over the last several years. With our extensive patent portfolio, customer design wins and strong financial position, we are very well positioned to take advantage of the increasing momentum in the $6 billion wearables market,” concluded Dr. Fan.

First Quarter Financial Results

Total revenues for the first quarter ended March 26, 2016, were $6.1 million, compared with $8.6 million for the first quarter ended March 28, 2015. Sales of products for Wearable applications were $2.6 million for the first quarter of 2016 as compared to $1.1 million in the first quarter of 2015.

Research and development (R&D) expenses for the first quarter of 2016 were $4.0 million compared with $4.9 million for the first quarter of 2015.

Selling, general and administrative (S,G&A) expenses were $3.8 million for the first quarter of 2016 as compared with approximately $4.4 million for the same period in 2015. Operating expenses are expected to remain largely flat with 2015, as we expect lower R&D expense to be offset by higher S,G&A expense as we commercialize our products.

Net loss for the first quarter of 2016 was $6.9 million, or $0.11 per share, compared with net loss of $3.8 million, or $0.06 per share, for the first quarter of 2015. Included in the results of the first quarter of 2015 was a $2.1 million gain from the sale of investments.

During the first quarter of 2016 we had 9 patents granted and filed for 13 new applications. Overall we have over 300 patents and patents pending, almost all of which are related to wearable applications.

We have maintained our strong financial position. Net cash used in operating activities for the three months ended March 26, 2016 was approximately $5.6 million. Kopin’s cash and equivalents and marketable securities were approximately $90.9 million at March 26, 2016 as compared to $80.7 million at December 26, 2015 and we have no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended March 26, 2016, for final disposition.

Financial Results Conference Call

In conjunction with its first quarter 2016 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin, Whisper, and Solos are trademarks of Kopin Corporation.

Contact:

Kopin Corporation

Richard Sneider, 508-870-5959

Treasurer and Chief Financial Officer

Richard_Sneider@kopin.com

or

Market Street Partners

Joann Horne,

415-445-3233 JHorne@marketstreetpartners.com

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to our statement that we have been working with several large Asian companies to integrate Whisper into their products, and we expect to announce design wins late this year; we have been selected by a major U.S. Military prime contractor to supply eyepiece assemblies for the next generation of thermal weapon sights, the U.S. Army’s FWS-1 program which could have a total production requirement of more than 30,000 systems; the Solos direct marketing campaign is scheduled to launch this quarter, with unit delivery late this summer; we expect the sale of our Korean facility to be completed this June for $8.0 million; and our expectation that operating expenses will remain largely flat with 2015, although we expect lower R&D expense offset by higher S,G&A as we commercial our products. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: We may not have design wins for Whisper chip this year; we may not receive production orders for the FWS program; the Solos direct marketing campaign may not launch this quarter and the unit delivery may not occur this year; we may not sell the Korean facility or if we do sell it it may be for a price different than the $8.0 million; our operating expenses may be higher or lower than 2015 operating expenses; the headset wearable market may take longer to develop than we expect or it may not develop at all; we may not obtain new customers; the public safety application may not be available in the second quarter; and the final amounts in the Company’s Form 10-Q for the period ended March 26, 2016 may differ from the amounts included in the release above; it may take longer than the Company estimates to develop products; the Company’s products may not be accepted by the market place; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of their products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its goals; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2015, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and only as of the date on which they are made. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

Kopin Corporation

Condensed Consolidated Balance Sheets

	March 26, 2016	December 26, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$90,883,644	80,710,780
Accounts receivable, net	1,680,229	1,574,973
Inventory	2,705,857	2,512,473
Prepaid and other current assets	840,943	1,357,996
Note receivable	—	15,000,000

Total current assets	96,110,673	101,156,222
Equipment and improvements, net	2,712,658	2,677,103
Goodwill	928,066	946,082
Property and plant, held for sale	860,750	819,263
Other assets	711,317	461,416

Total assets	$101,323,464	$106,060,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,439,780	3,959,704
Accrued expenses	4,633,930	4,702,574
Deferred income taxes	1,330,000	1,207,000
Billings in excess of revenue earned	1,329,986	1,407,566

Total current liabilities	11,733,696	11,276,844
Lease commitments	282,760	298,463
Total Kopin Corporation stockholders’ equity	89,432,403	94,740,875
Noncontrolling interest	(125,395)	(256,096)

Total stockholders’ equity	89,307,008	94,484,779

Total liabilities and stockholders’ equity	$101,323,464	$106,060,086

Kopin Confidential

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 26, 2016	March 28, 2015
Revenues:
Component revenues	$5,978,134	$7,128,369
Research and development revenues	141,004	1,456,622

	6,119,138	8,584,991
Expenses:
Cost of component revenues	4,647,041	5,283,733
Research and development	4,039,951	4,860,192
Selling, general and administrative	3,760,849	4,386,215

	12,447,841	14,530,140
Loss from operations	(6,328,703)	(5,945,149)
Other (expense) income, net	(349,085)	2,192,006

Loss before provision for income taxes, equity loss in	(6,677,788)	(3,753,143)
unconsolidated affiliate and net income from noncontrolling interest
Provision for income taxes	(141,000)	(12,500)

Loss before equity loss in unconsolidated affiliate and net	(6,818,788)	(3,765,643)
income from noncontrolling interest
Equity loss in unconsolidated affiliate	—	(47,443)

Net loss	(6,818,788)	(3,813,086)
Net income attributable to noncontrolling interest	(98,673)	(24,906)

Net loss	$(6,917,461)	$(3,837,992)

Net loss per share:
Basic	$(0.11)	$(0.06)
Diluted	$(0.11)	$(0.06)
Weighted average number of common shares outstanding:
Basic	63,978,048	63,083,652

Diluted	63,978,048	63,083,652

Kopin Confidential

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended
	March 26, 2016	March 28, 2015
Display Revenues by Category (in millions)
Wearable Applications	$2.6	$1.1
Military Applications	1.5	4.6
Industrial Applications	1.1	1.1
Consumer Electronics Applications	0.8	0.3
Research and Development	0.1	1.5

Total	$6.1	$8.6
Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$142,000	$199,000
Research and development	117,000	234,000
Selling, general and administrative	(203,000)	564,000

	$56,000	$997,000
Other Financial Information
Depreciation and amortization	$335,000	$682,000
Capital expenditures	$224,000	$314,000